Exhibit (a)(5)(B)

Investor Relations: Sam Ramraj, (626) 302-2540

Media Relations: (626) 302-2255

News@sce.com

Edison International Announces Waiver of Minimum Tender Condition and

Extension of Tender Offers for Its 5.00% Fixed-Rate Reset Cumulative Perpetual

Preferred Stock, Series B and

5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A

ROSEMEAD, Calif., Nov. 8, 2023 — Edison International (NYSE: EIX) today announced the waiver of the Minimum Tender Condition (as defined below) and the extension of the expiration date from November 8, 2023 at 8:00 a.m., New York City time, to November 16, 2023 at 8:00 a.m., New York City time, for its previously announced cash tender offers to purchase its outstanding 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock” and such offer, the “Series B Offer”) and 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock” and, together with the Series B Preferred Stock, the “Securities” and such offer, the “Series A Offer” and, together with the Series B Offer, the “Offers” each, an “Offer”) for a maximum aggregate purchase price in cash of up to $750 million (the “Maximum Aggregate Purchase Price”), plus Accrued Dividends (as defined below).

“Minimum Tender Condition” means the Company’s obligation to accept for purchase, and to pay for, any Securities validly tendered (and not validly withdrawn) being conditioned upon the valid tendering of Securities that would result in an aggregate purchase price for the Securities validly tendered, not withdrawn and accepted for purchase of at least $300 million.

The Company has waived the Minimum Tender Condition such that the Offers are no longer conditioned upon the Minimum Tender Condition. The Offers remain conditioned upon all other conditions.

Based on information provided by the depositary, as of November 8, 2023 at 8:00 a.m., New York City time, which was the previous expiration date of the Offers, $182,423,000 aggregate liquidation preference of Series B Preferred Stock and $85,399,000 aggregate liquidation preference of Series A Preferred Stock had been validly tendered and not validly withdrawn. Holders who have validly tendered and not validly withdrawn their shares do not need to re-tender their shares or take any other action in connection with the extension of the Offers. The Offers will expire on November 16, 2023 at 8:00 a.m., New York City time, unless the Company extends or earlier terminates either of the Offers (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”).

The consideration for the Securities tendered and accepted for purchase will equal $895 per $1,000 liquidation preference per share of Series B Preferred Stock pursuant to the Series B Offer and $915 per $1,000 liquidation preference per share of Series A Preferred Stock pursuant to the Series A Offer, plus Accrued Dividends. As used in connection with the Offers, “Accrued Dividends” means, for each $1,000 liquidation preference per share of Securities, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the settlement date of the Offers, assuming for purposes of the Offers that a dividend for such Security had in fact been declared during such period.

The Company expects that the settlement date for the Offers will be November 21, 2023.

Upon request, the Offer to Purchase, dated October 11, 2023 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the accompanying Letter of Transmittal, dated October 11, 2023 (together with the Offer to Purchase, the “Offer Materials”) will be provided to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities. The Offer Materials contain important information that holders are urged to read before any decision is made with respect to either of the Offers. Withdrawal rights as described in the Offer Materials remain in effect until the Expiration Date.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers. The Schedule TO, including the exhibits and the amendments and supplements thereto, may be examined, and copies may be obtained, at the Securities and Exchange Commission’s website at www.sec.gov.

Barclays Capital Inc., Citigroup Global Markets Inc. and Mizuho Securities USA LLC are acting as dealer managers for the Offers. For additional information regarding the terms of the Offers, please contact: Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), or Mizuho Securities USA LLC at (866) 271-7403 (toll-free) or (212) 205-7562 (collect). To confirm delivery of Securities, please contact Global Bondholder Services Corporation, which is acting as the tender agent and information agent for the Offers, at (212) 430-3774 (collect) or (855) 654-2015 (toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFERS ARE BEING MADE SOLELY PURSUANT TO THE OFFER MATERIALS, WHICH SET FORTH THE COMPLETE TERMS OF THE OFFERS THAT HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE COMPANY IS NOT MAKING THE OFFERS TO (NOR WILL IT ACCEPT ANY TENDER OF SECURITIES FROM OR ON BEHALF OF) HOLDERS OF SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFERS OR THE ACCEPTANCE OF ANY TENDER OF SECURITIES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION, PROVIDED THAT THE COMPANY WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE EXCHANGE ACT. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS THE COMPANY MAY DEEM NECESSARY FOR IT TO MAKE THE OFFERS IN ANY SUCH JURISDICTION AND EXTEND THE OFFERS TO HOLDERS OF SECURITIES IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFERS TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFERS SHALL BE DEEMED TO BE MADE ON THE COMPANY’S BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

About Edison International

Edison International (NYSE: EIX) is one of the nation’s largest electric utility holding companies, providing clean and reliable energy and energy services through its independent companies. Headquartered in Rosemead, California, Edison International is the parent company of Southern California Edison Company, a utility that delivers electricity to 15 million people across Southern, Central and Coastal California. Edison International is also the parent company of Edison Energy LLC, a global energy advisory firm providing integrated sustainability and energy solutions to commercial, industrial and institutional customers.

Safe Harbor Statement for Investors

Statements contained in this press release about expectations regarding the Offers, financings and other statements that do not directly relate to a historical or current fact are forward-looking statements. In this press release, the words “expects,” “will” and variations of such words and similar expressions, or discussions of strategy, plans or actions, are intended to identify forward-looking statements. Such statements reflect our current expectations; however, such statements necessarily involve risks and uncertainties. Actual results could differ materially from current expectations. Other important factors are discussed in Edison International’s Form 10-K and other reports filed with the Securities and Exchange Commission, which are available on our website: edisoninvestor.com. Edison International has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

###